Exhibit 10.72

AMENDMENT TO
RESTRICTED STOCK AGREEMENT

WHEREAS, MAXXAM Inc., a Delaware corporation (the "Company"), and Charles E. Hurwitz ("Participant") are parties to that certain Restricted Stock Agreement dated as of December 13, 1999 (the "Agreement"); and

WHEREAS, the 162(m) Compensation Committee of the Company has appointed a Subcommittee (the "Subcommittee") for purposes of performing the administrative and other duties described in Section 14 of the Agreement; and

WHEREAS, the Subcommittee has approved an amendment to the Agreement, as evidenced by this instrument, and the parties hereto wish to enter into this Amendment as of the date and year set forth below;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Section 3 of the Agreement shall be amended to add the words "or any Permitted Transferee who has received Transferred Shares (as such terms are defined in Section 6A hereof)" after the word "Participant."

2. The Agreement shall be amended to insert a new Section 6A reading as follows:

6A.           Family Transfers.

(a) The Participant shall be permitted to at anytime or from time to time after December 16, 2003, transfer shares of the Stock to any of his spouse, his children (or their spouses), his grandchildren, or trusts for the benefit of any of the foregoing ("Permitted Transferees"); provided that the limitations, restrictions and other provisions of the Agreement shall continue to apply in respect of any shares of Stock so transferred ("Transferred Shares"). This means, for instance, that any Transferred Shares will be subject to the nontransferability provisions of Section 4 of the Agreement and that, pursuant to the second sentence of Section 6 of the Agreement, any Transferred Shares will revert back to the Company in the event that Participant ceases to be in the employ of the Company at any time during the Restricted Period for any reason other than his death or permanent disability.

(b) The Participant agrees to notify any Permitted Transferee who is to receive Transferred Shares of subsection (a) above and to cause such Permitted Transferee to execute any instrument reasonably requested by the Company in connection with the transfer to the Permitted Transferee, including an acknowledgment of subsection (a) above.

(c) The certificates evidencing the Transferred Shares shall bear any legends they currently contain and any other legends that the Company may reasonably require in connection with any transfer to a Permitted Transferee.

3. In the first and third sentences of Section 11 of the Agreement, add the words "or by a Permitted Transferee" after the word "Participant" in each such sentence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of December 16, 2003.

/s/ Charles E. Hurwitz
Charles E. Hurwitz

MAXXAM INC.

By:	/s/ Bernard L. Birkel
Name:	Bernard L. Birkel
Title:	Secretary